Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170
1008 BD AMSTERDAM
The Netherlands
OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED AMSTERDAM The Netherlands
TELEPHONE	+31(0)20 578 57 58
FAX	+31(0)20 578 58 00
INTERNET	www.loyensloeff.com

To:

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

RE	Dutch law legal opinion – LTI Plan InterXion Holding N.V.

REFERENCE	24540397

Amsterdam, 31 May 2017

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion in connection with the filing of a registration statement on Form S-8 under the U.S. Securities Act of 1933, as amended (the Securities Act), relating to the Shares (as defined below).

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter or comprise the documents listed under the capitalised headers of Schedule 1 (Reviewed Documents).

2.2	In this opinion letter:

Award Agreements has the meaning defined in the 2017 Plan.

Board means the board of managing directors of the Company.

Company means InterXion Holding N.V., registered with the Trade Register under number 33301892.

Execution Date means any date on which a Deed of Issuance has been executed.

Relevant Date means the date of the Resolutions, the date of the Reviewed Documents and the date of this opinion letter.

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • LUXEMBOURG • ROTTERDAM • DUBAI HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

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Resolutions means the Board Resolution and the Shareholders’ Resolution.

Reviewed Documents means the documents listed in Schedule 1 (Reviewed Documents).

SEC means the Securities Exchange Commission.

Shares means the 1,738,000 ordinary shares in the capital of the Company that will be available for issuance by the Company pursuant to the 2017 Plan in accordance with its terms as referred to in the Registration Statement.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Reviewed Documents and electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 30 May 2017 (the Excerpt);

(b)	the deed of incorporation of the Company dated 6 April 1998 (the Deed of Incorporation);

(c)	the deed of amendment and conversion of the articles of association (statuten) of the Company dated 11 January 2000;

(d)	the articles of association (statuten) of the Company dated 20 January 2012 (the Articles);

(e)	the management board by-laws (directiereglement) of the Company dated 8 June 2015 (the By-Laws);

(f)	the minutes of the general meeting of the Company dated 24 June 2016, including a decision to designate the Board for a period of 18 months to issue and grant rights to subscribe for 3,501,301 shares without pre-emptive rights accruing to shareholders in connection with the Company’s employee incentive schemes (the Shareholders’ Resolution);

(g)	the resolution of the Board adopted by email on 13 May 2017 to approve the 2017 Plan (the Board Resolution); and

(h)	all relevant pages of the shareholders’ register (aandeelhoudersregister) of the Company (the Shareholders’ Register).

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3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Reviewed Documents (unless included as a Reviewed Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Shares

The issuance of the Shares has been duly authorised and, when issued pursuant to a validly executed Deed of Issuance and fully paid in accordance with the Deed of Issuance, the Shares will be validly issued, fully paid, validly outstanding and non-assessable upon their issuance.

6	ADDRESSEES

6.1	This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Reviewed Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

6.2	We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,

/s/ Loyens & Loeff N.V.

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Schedule 1

REVIEWED DOCUMENTS

1	The 2017 executive director long term incentive plan of the Company dated 13 May 2017, whereby various equity-based instruments may be awarded to Participants (as defined in the 2017 Plan) up to a total number of 5,273,371 ordinary shares in the capital of the Company (the 2017 Plan).

2	A format award agreement as provided on 25 May 2017, between the Company and a participant under the 2017 Plan (a Participant), regarding the granting of options on new ordinary shares in the capital of the Company by the Company to a Participant (the Award Agreement).

3	A format private deed of issuance and transfer of shares as provided on 26 May 2017, by the Company to a Participant pursuant to the Award Agreement, in accordance with the 2017 Plan (the Deed of Issuance).

4	The registration statement on Form S-8, relating to the Shares, filed with the SEC on 31 May 2017 (the Registration Statement).

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Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Excerpt is true, accurate and complete on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on the Execution Date.

1.3	The information recorded in the Shareholders’ Register is true, accurate and complete on the date of this opinion letter.

1.4	The Award Agreement and the Deed of Issuance will be validly executed in the form of the drafts referred to in paragraph 2 and 3 of Schedule 1 (Reviewed Documents) and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.5	The Registration Statement has been filed with the SEC and declared effective pursuant to the Securities Act.

2	Incorporation, existence and corporate power

2.1	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) and is, and shall on the Execution Date be, validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

2.2	The Company has not been, and on the Execution Date shall not have been, dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

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2.3	The Articles are the articles of association (statuten) of the Company in force on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt) and will be the articles of association of the Company in force on the Execution Date.

2.4	The By-Laws are the by-laws of the Company in force on the Relevant Date and will be the by-laws of the Company in force on the Execution Date.

3	Corporate authorisations

3.1	The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Reviewed Documents, (b) have been made with due observance of the Articles and the By-Laws and (c) are in full force and effect.

3.2	The Company has not, and will not have established, has not been, and will not have been requested to establish, nor is, or will be in the process of establishing any works council (ondernemingsraad) and there is, nor will be no works council, which has jurisdiction over the transactions contemplated by the Reviewed Documents.

3.3	Prior to each date of issuance of Shares under the 2017 Plan, all required resolutions to issue such Shares and the exclusion of any pre-emptive right in relation to the issuance of such Shares (as applicable) will have been (i) duly adopted and validly passed in accordance with applicable articles of association, by-laws and the 2017 Plan and (ii) have not been and will not be amended nullified revoked or declared null and void and any conditions and limitations contained therein will have been complied with.

4	Shares

4.1	The authorised share capital (maatschappelijk kapitaal) of the Company will be sufficient at the date of each issue of the Shares under the 2017 Plan.

4.2	The Shares will be issued, upon payment of the exercise price that shall be at least equal to the nominal value of the Shares, in accordance with the 2017 Plan and will be validly accepted by Cede & Co or the broker on its behalf (as the case may be).

4.3	No fractional Shares will be issued.

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Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

1.1	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

1.2	Non-assessable has no equivalent legal term under Dutch law, but is interpreted to express that the shareholders cannot be required to make any further payments on their fully paid-up shares.

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